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                                                                    Exhibit 23.1


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Fidelity National Information Solutions, Inc.:

We consent to incorporation by reference in Registration Statement No. 333-49672 on Form S-3 and Registration Statements Nos. 333-75174, 333-83168, 333-09417, 333-96411, 333-52672 and 333-78451 on Form S-8 of Fidelity National Information Solutions, Inc. of our report dated June 26, 2002, relating to the statement of net assets available for benefits as of December 31, 2001 and the related statement of changes in net assets available for benefits for the year then ended and the related schedule, which report appears in the December 31, 2001 annual report on Form 11-K of the Fidelity National Information Solutions, Inc. 401(k) Plan.


/s/ KPMG LLP




Los Angeles, California
June 28, 2002